Filed Pursuant to Rule 424(b)(3)

Registration No. 333-221443

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED OCTOBER 1, 2019
(to Prospectus dated December 6, 2017)

$75,000,000

Common Stock

This Supplement No. 1 to Prospectus Supplement (this “Supplement No. 1”) amends and supplements the information in the prospectus, dated December 6, 2017 (the “Prospectus”), to the registration statement on Form S-3 (File No. 333-221443) (the “Form S-3”), and the original prospectus supplement, dated October 1, 2019 (the “ATM Prospectus Supplement”), of Sorrento Therapeutics, Inc. (“we”, “us” and “our”). This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the Prospectus and the ATM Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. This Supplement No. 1 is not complete without and may only be delivered or utilized in connection with the Prospectus and the ATM Prospectus Supplement, and any future amendments or supplements thereto.

We filed the ATM Prospectus Supplement on October 1, 2019 to register the offer and sale of shares of our common stock, from time to time under the terms of an equity distribution agreement, dated October 1, 2019 (the “Equity Distribution Agreement”), that we entered into with JMP Securities LLC (“JMP Securities”). In accordance with the terms of the Equity Distribution Agreement and the ATM Prospectus Supplement, we may offer and sell shares of our common stock having an aggregate offering price of up to $75.0 million from time to time through or to JMP Securities, acting as agent or principal, in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “ATM Program”). As of the date of this Supplement No. 1, we have sold an aggregate of 2,120,149 shares of our common stock pursuant to the ATM Program for aggregate gross proceeds of $7,597,941.58.

The purpose of this Supplement No. 1 is to suspend our continuous offering under the ATM Prospectus Supplement, effective February 10, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Supplement No. 1, the ATM Prospectus Supplement and the Prospectus. Any representation to the contrary is a criminal offense.

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 The date of this Supplement No. 1 is February 10, 2020.